Exhibit 19

BROWN & BROWN, INC.

INSIDER TRADING POLICY

(Amended and Restated January 22, 2025)

In order to take an active role in the prevention of insider trading violations by the directors, officers and other employees of Brown & Brown, Inc. and its subsidiaries (collectively, the “Company”), as well as by certain other individuals, the Company has adopted the policies and procedures described in this Insider Trading Policy (the “Policy”).

Background

The Company and its directors, officers and employees, as well as certain other individuals, must act in a manner that does not misuse material financial or other information that has not been publicly disclosed. In addition to violating the Company’s Code of Business Conduct and Ethics, insider trading violates laws that impose strict penalties upon both companies and individuals, including financial sanctions and possibly prison.

It is important that you understand the breadth of activities that constitute illegal insider trading and the consequences, which can be severe. Both the U.S. Securities and Exchange Commission (“SEC”) and the New York Stock Exchange investigate and are very effective at detecting insider trading. The SEC, together with the Department of Justice, pursue insider trading violations vigorously. Cases have been successfully prosecuted against trading by employees through foreign accounts, trading by family members and friends, and trading involving only a small number of shares.

Under federal securities laws, trading or tipping based on material non-public information can result in significant criminal and civil penalties, including: (1) imprisonment for up to 20 years; (2) criminal fines of up to $5 million; (3) civil penalties of up to 3 times the profits gained or losses avoided; (4) awards of prejudgment interest; and (5) private party damages. In addition to damage to reputation, violation of Company policy could result in termination of employment.

At a high level, insider trading occurs when a person uses material non-public information obtained through employment or other involvement with a company to make decisions to purchase, sell or otherwise trade that company’s securities or to provide that information to others outside the company. The prohibition against insider trading applies to trading, tipping and making recommendations to trade by virtually any person, including all persons associated with the company, if the information is “material” and “non-public,” which are discussed in more detail in the following sections.

This Policy is designed to prevent insider trading or allegations of insider trading, and to protect the Company’s reputation for integrity and ethical conduct. It is your obligation to understand and comply with this Policy. Should you have any questions regarding this Policy, please contact the Company’s Corporate Secretary.

Statement of Policies

1.1
Applicability

This Policy applies to all officers of the Company and its subsidiaries, all members of the Company’s Board of Directors, and all employees of the Company and its subsidiaries. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material non-public information. This Policy also applies to Family Members, other members of a person’s household and entities controlled by a person covered by this Policy, as described below.

This Policy applies to all trading or other transactions in: (i) the Company’s securities, including common stock, options and any other securities that the Company may issue, such as preferred stock, notes, bonds and convertible securities, as well as to derivative securities relating to any of the Company’s securities, whether or not issued by the Company and (ii) the securities of certain other companies, including common stock, options and other securities issued by those companies as well as derivative securities relating to any of those companies’ securities, where the person trading used information obtained while working for the Company.

1.2
No Trading on or Tipping of Material Non-Public Information
(a)
No director, officer or employee of the Company may purchase or sell, or offer to purchase or sell, directly or indirectly through Family Members, Controlled Entities or other persons or entities, any of the Company’s securities, whether or not issued by the Company, while in possession of any material non-public information relating to the Company.
(b)
No director, officer or employee of the Company who knows of any material non-public information relating to the Company may communicate that information to any other person, including Family Members and friends, or otherwise disclose such information without the Company’s authorization. This practice, known as “tipping,” can result in the same penalties as trading even though you did not trade (and did not gain any benefit from another trader).
(c)
Directors, officers and employees may not purchase or sell, directly or indirectly through Family Members, Controlled Entities or other persons or entities, any securities of any other company (including any current or prospective Company customer, supplier, joint venture participant, acquisition target, partner, or party to a potential corporate development transaction) while in possession of any material non-public information about that company, including information that was obtained in the course of employment or involvement with the Company, such as information about a major contract or merger being negotiated. You should be aware that information that is not material to the Company may nevertheless be material to the other company. No directors, officers or employees who know of any such material non-public information may communicate that information to, or tip, any other person, including Family Members and friends, or otherwise disclose such information without the Company’s authorization.
(d)
For compliance purposes, you should never trade, tip or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of information that you have reason to believe is material and non-public unless you first consult with, and obtain the advance approval of, the Corporate Secretary.
(e)
Certain persons must “pre-clear” all trading in securities of the Company in accordance with the procedures set forth in Section 1.4 below.

1.3
Blackout Periods

Trading in the Company’s securities by certain designated individuals is prohibited during the Company’s blackout periods. The Company has established four routine quarterly blackout periods (“Quarterly

Blackout Periods”). During these periods, the below persons often possess information about the Company’s financial results. Each Quarterly Blackout Period begins five business days before the conclusion of each quarter and ends at the beginning of the second business day after the Company’s earnings are released.

Who is subject to the Quarterly Blackout Periods?

•
The Company’s directors;
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All members of the Company’s Senior Leadership Team;
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All Directors of Financial Operations;
•
All members of the Company’s Financial Leadership Team;

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Those corporate teammates listed on Exhibit A with access to information about earnings, which Exhibit A may be amended by the Company’s Corporate Secretary from time to time; and
•
Family Members and Controlled Entities of the foregoing.

What transactions are prohibited during a blackout period?

•
Open market purchase or sale of Company securities;
•
Purchase or sale of Company securities through a broker;

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Exercise of stock options where all or a portion of the acquired stock is sold during the blackout period;
•
Changing allocations into or out of the Company stock fund or other Company securities in your 401(k) plan account or other benefit plans; and
•
Gifts of Company securities where there is reason to believe that the recipient intends to sell the securities during the blackout period then in effect.

What transactions are allowed during a blackout period?

•
Exercise of stock options for cash where no Company stock is sold in the market to fund the option exercise;
•
Grants of the Company’s securities under a benefit plan;

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The exercise of a tax withholding pursuant to which the Company withholds shares to satisfy tax withholding requirements in connection with the exercise of an option or the vesting of restricted securities as provided under the applicable grant agreement and/or benefit plan;
•
Regular and matching contributions to the Company stock fund or other Company securities in a benefit plan;

•
Regular reinvestment in the dividend reinvestment plan;

•
Bona fide gifts of Company securities unless there is reason to believe that the recipient intends to sell the securities during the blackout period then in effect;

•
Bona fide transfers of Company securities to or from a trust; and
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Transactions that comply with SEC Rule 10b5-1 pre-arranged written plans, subject to the conditions described below.

Employees not otherwise subject to the Quarterly Blackout Periods are encouraged to refrain from trading the Company’s securities during the Quarterly Blackout Periods to avoid the appearance of improper trading.

The Quarterly Blackout Periods apply whether or not a reminder notice of the blackout is sent. You are responsible for compliance with this Policy.

In addition to the Quarterly Blackout Periods, the Company may, from time to time, impose other event- specific blackout periods upon notice to those persons who are affected. For example, federal law may require the Company to prohibit certain purchases, sales or transfers of Company stock by directors and officers during a period when 401(k) plan participants are unable to conduct Company stock investment transactions in their 401(k) plan accounts in connection with a change in the 401(k) plan’s trustee, record keeper or investment manager.

1.4
Material Non-Public Information

What is material information?

Information is “material” if there is a substantial likelihood that a reasonable investor would consider the information important in making a decision to buy, hold or sell securities. Any information that could reasonably be expected to have an effect on the Company’s stock price, whether it is positive or negative, should be considered material. Some examples of information that ordinarily would be regarded as material are:

•
Projections of future earnings or losses, or other earnings guidance, as well as changes in such projections;

•
Financial or operating results, whether for completed periods or relating to expectations for future periods;
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Unusual and significant gains or losses;
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Entering into or the termination of any significant contract;

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A material impairment or change in the value of the Company’s assets;
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Significant litigation or claims against the Company, developments in such pending litigation, or other significant contingent liabilities affecting the Company;
•
Significant government agency investigations;

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A significant pending or proposed joint venture, merger, acquisition, divestiture, recapitalization, strategic alliance, licensing arrangement, or purchase or sale of substantial assets;
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A change in dividend policy, the declaration of a stock split, or an offering of securities;
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Major changes in accounting methods or policies;
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A change in senior management;

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Development of a significant new product or process;

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Significant cybersecurity risks and incidents, including vulnerabilities and breaches;

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Changes in debt ratings; or
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Impending bankruptcy or the existence of severe liquidity problems.

Information may be material whether it is favorable or unfavorable to the Company. The list of examples provided above is merely illustrative, and there are many other types of information and events that may be material at any particular time, depending on the circumstances. Whenever there is a possibility that an item may be considered “material,” you should treat it as such and you should confer with the Corporate Secretary for a definitive determination.

When is Information “Non-Public”?

If you are aware of material non-public information, you may not trade until the information has been disclosed broadly to the marketplace (such as by press release or an SEC filing) and the investing public has had time to absorb the information fully. To avoid the appearance of impropriety, as a general rule, information should not be considered fully absorbed by the marketplace until the beginning of the second business day after the information is released. If, for example, the Company were to make an announcement on a Thursday, you should not trade in the Company’s securities until Tuesday.

Non-public information may include:

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information available to a select group of analysts or brokers or institutional investors;

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undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and

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information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally two business days).

If you are not sure whether information is considered public, you should either consult with the Corporate Secretary or assume that the information is non-public and treat it as confidential.

1.5
Pre-Clearance of Company Securities Transactions for Certain Persons

In addition to complying with the prohibition on trading during blackout periods, because Company insiders are likely to obtain material non-public information on a regular basis, the following individuals must first obtain pre-clearance from the Corporate Secretary (or other designated attorneys) before engaging in any transaction in Company securities:

•
The Company’s directors;
•
All members of the Company’s Senior Leadership Team;
•
All Directors of Financial Operations;
•
All members of the Company’s Legal Leadership Team;
•
All members of the Company’s Financial Leadership Team;
•
Those corporate teammates listed on Exhibit A with access to information about earnings, which Exhibit A may be amended by the Company’s Corporate Secretary from time to time; and
•
Family Members and Controlled Entities of the foregoing.

Transactions requiring pre-clearance include all transactions noted above as being prohibited during a blackout period, as well as gifts and any stock option exercise.

In addition, other employees are encouraged to discuss any transaction involving Company’s securities with the Corporate Secretary to make sure there is no pending material event that could create an appearance of improper trading.

A request for pre-clearance to trade in Company securities should be submitted to the Corporate Secretary (or other designated attorneys) at least two business days in advance of the proposed transaction. When a request for pre-clearance is made, the requestor should confirm in the request that he or she (i) has reviewed this Policy and (ii) is not aware of any material non-public information about the Company. If a proposed transaction receives pre-clearance, the pre-cleared trade must be effected within five business days of receipt of pre-clearance unless an exception is granted or the person becomes aware of material non-public information before the trade is executed in which case the preclearance is void and the trade must not be completed. Transactions not effected within the time limit would be subject to pre- clearance again. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company securities and should not inform any other person of the restriction.

1.6
Corporate Secretary

The duties of the Corporate Secretary under this Policy include, but are not limited to, the following:

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assisting with implementation and enforcement of this Policy;

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circulating this Policy to all employees and ensuring that this Policy is amended as necessary to remain up-to-date with insider trading laws;

•
pre-clearing all trading in securities of the Company in accordance with the procedures set forth in Section 1.5; and

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providing approval of any Rule 10b5-1 plans under Section 2.7.

1.7
Individual Responsibility

Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not trade in Company securities (or the securities of another company) while in possession of material non-public information. In all cases, the ultimate responsibility for adhering to this Policy and avoiding improper trading rests with you, and any action on the part of the Company, the Corporate Secretary or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. If you violate this Policy, the Company may take disciplinary action, including dismissal for cause. You may also be subject to severe legal penalties under applicable securities laws.

Additional Guidance

2.1
Transactions Covered

Trading includes purchases and sales of common stock, derivative securities such as put and call options and debt securities (debentures, bonds and notes). Trading also includes certain transactions under Company plans, as follows:

•
2019 Stock Incentive Plan (“SIP”). This Policy generally does not apply to the initial grant of securities under the Company’s SIP (or any predecessor plans, successor plans or similar plans, including sub-plans), to the vesting of such securities, or to the exercise of a tax withholding pursuant to which the Company withholds shares to satisfy tax withholding requirements in connection with the vesting of such securities as provided under the applicable grant agreement and/or benefit plan. This Policy, however, does apply to the sale of such securities.
•
401(k) Plan. This Policy does not apply to purchases of the Company stock fund or other Company securities in the 401(k) plan resulting from periodic contribution of money to such plan pursuant to a payroll deduction election. This Policy does apply, however, to certain elections made under the 401(k) plan, including (a) an election to increase or decrease the amount or percentage of periodic contributions that will be allocated to the Company stock fund or other Company securities; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund or other Company securities; (c) an election to borrow money against the 401(k) plan account if the loan will result in a liquidation of some or all of the Company stock fund balance or other Company securities; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund or other Company securities.
•
Employee Stock Purchase Plan, 2008 Sharesave Plan and Similar Tax-Advantaged Purchase Plans. This Policy generally does not apply to purchases of securities under the Company’s Employee Stock Purchase Plan, 2008 Sharesave Plan, and similar tax-advantaged purchase plans for Company securities, including elections to participate in such plans, the automatic reinvestment of dividends paid on Company securities purchased under such plans, purchases resulting from the periodic contribution of money to such a plan pursuant to the election made at the time of enrollment in the plan or changes made to an election under such a plan during a permitted period under the terms of the plan. This Policy, however, does apply to the sale of Company securities purchased pursuant to such plans.

•
Stock Option Exercises. This Policy generally does not apply to the exercise of a stock option or to the exercise of a tax withholding pursuant to which the Company withholds shares subject to an option solely to satisfy tax withholding requirements in connection with the exercise of such option as provided under the applicable grant agreement and/or benefit plan. This Policy does apply, however, to any sale of securities as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

2.2
Transactions by Family Members, Controlled Entities and Others

This Policy applies to your family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company securities (collectively referred to as “Family Members”). This Policy also applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively, “Controlled Entities”). You are responsible for the transactions of these other persons and entities and therefore should make them aware of the need to confer with you before they trade in Company securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to securities transactions of Family Members or entities where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.

2.3
Post-Employment Transactions

If you are in possession of material non-public information regarding the Company when you discontinue employment with the Company, you may not trade in Company securities until that information has become public or is no longer material.

2.4
Standing and Limit Orders

Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or other employee is in possession of material non-public information. The Company therefore discourages placing standing or limit orders on Company securities. If a person subject to this Policy determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined elsewhere in this Policy.

2.5
Section 16 Reports

The Company’s directors and officers designated as “officers” under Rule 16a-1(f) of the Exchange Act by the Board of Directors (referred to as “Section 16 Officers”) are required to make certain reports regarding their ownership of Company securities under Section 16 of the Exchange Act. The Corporate Secretary will assist reporting persons in preparing and filing the required reports; however, reporting persons retain responsibility for the reports.

2.6
Form 144

The Company’s directors and certain officers designated by the Board of Directors are required to file Form 144 before making certain sales of Company securities. Form 144 notifies the SEC of your intent to sell Company securities. This form is generally prepared and filed by your broker and is in addition to the Section 16 reports filed on your behalf by the Corporate Secretary.

2.7
10b5-1 Plans

Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a “10b5-1 plan” for transactions in Company securities that meet certain conditions specified in Rule 10b5-1. If the plan meets the requirements of Rule 10b5-1, Company securities may be purchased or sold without regard to certain insider trading restrictions.

In general, a 10b5-1 plan must be entered into at a time when the person entering into the plan is not aware of material non-public information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

To comply with this Policy, a 10b5-1 plan must be approved by the Corporate Secretary and meet the following requirements:

•
it provides that no trades may occur thereunder until expiration of the applicable cooling-off period specified in Rule 10b5-1(c)(ii)(B), and no trades occur until after that time. The appropriate cooling-off period will vary based on the status of the person subject to this Policy. For directors and officers, the cooling-off period ends on the later of (x) 90 days after adoption or certain modifications of the 10b5-1 plan; or (y) two business days following disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the quarter in which the 10b5-1 plan was adopted. For all other persons, the cooling-off period ends 30 days after adoption or modification of the 10b5-1 plan. This required cooling-off period will apply to the entry into a new 10b5-1 plan and any revision or modification of a 10b5-1 plan;

•
it is entered into in good faith, and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, at a time when the person is not in possession of material non-public information about the Company; and, if a director or officer, the 10b5-1 plan must include representations certifying to that effect;

•
it gives a third party the discretionary authority to execute such purchases and sales, outside the control of the adopting person, so long as such third party does not possess any material non-public information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions; and

•
it is the only outstanding 10b5-1 plan entered into by such person (subject to the exceptions set out in Rule 10b5-1(c)(ii)(D)).

If you are considering entering into, modifying or terminating a 10b5-1 plan or have any questions regarding Rule 10b5-1 plans, please contact the Corporate Secretary. You should also consult your own legal and tax advisors before entering into, or modifying or terminating, a 10b5-1 plan. A trading plan, contract, instruction or arrangement will not qualify as an a 10b5-1 plan without the prior review and approval of the Corporate Secretary as described above.